AMENDMENT NO. 1
TO THE
CLARUS CORPORATION
2005 STOCK INCENTIVE PLAN

The following amendments are hereby made to the Clarus Corporation 2005 Stock Incentive Plan (the “Plan”), effective January 1, 2010, except as otherwise indicated:

1.           Section 5.7 of the Plan is hereby amended by adding the following sentence to the end thereof, effective as of the date the amendment is approved by shareholders:

“Notwithstanding Section 2, the maximum aggregate number of ISOs that may be issued under this Plan is 4,500,000.”

2.           Section 6.7 of the Plan is hereby amended by adding the following clause to the end thereof:

“; provided, that for any Award that is intended to be performance-based compensation for purposes of Section 162(m) of the Code, the forfeiture period and any other conditions set forth in the Award Agreement for such performance-based Award may only be waived to the extent consistent with the requirements of performance-based compensation set forth in Section 162(m) of the Code and guidance thereunder.”

3.           Section 6.8 of the Plan is hereby amended by adding the following clause to the end thereof:

 “; provided, that for any Award of Restricted Stock that is intended to be performance-based compensation for purposes of Section 162(m) of the Code, the forfeiture period and any other conditions set forth in the Award Agreement for such performance-based compensation may only be waived to the extent consistent with the requirements of performance-based compensation set forth in Section 162(m) of the Code and guidance thereunder.”

4.           Section 7.1(e) of the Plan is hereby amended by adding the following clause to the end thereof:

“; provided, that payment of the Performance Award intended to be performance-based compensation for purposes of Section 162(m) of the Code may be made only to the extent consistent with the requirements of performance-based compensation set forth in Section 162(m) of the Code and guidance thereunder.”

5.           Section 15 of the Plan is hereby deleted in its entirety and replaced with the following:

“EXCHANGE AND BUYOUT OF AWARDS.  To the extent consistent with Section 162(m) of the Code with respect to Awards intended to be performance-based compensation for purposes of Section 162(m) of the Code, the Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards.  In addition, to the extent consistent with Section 162(m) of the Code with respect to Awards intended to be performance-based compensation for purposes of Section 162(m) of the Code, the Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions, consistent with Section 162(m) of the Code, as the Committee and the Participant may agree.”

6.           Section 22 of the Plan is hereby deleted in its entirety and replaced by the following new Section 22, effective as of January 1, 2009:

“22.             Sections 162(m) and 409A of the Code.

22.1           Section 162(m) Compliance.  The Plan, and all Awards designated by the Committee as “performance-based compensation” for purposes of Section 162(m) of the Code are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to certain executives in excess of $1 million per year.  The Committee may, without stockholder approval (unless otherwise required to comply with Rule 16b-3 under the Exchange Act or in accordance with applicable market or exchange requirements), amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan.  To the extent that the Committee determines as of the Date of Grant of an Award that (i) the Award is intended to comply with Section 162(m) of the Code, and (ii) the exemption described above is no longer available with respect to such Award absent shareholder approval, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.  Notwithstanding the foregoing, if the Committee deems it to be in the best interest of the Company, the Committee retains the discretion to make such Awards under the Plan that may not comply with the requirements of Section 162(m) of the Code.

22.2           Section 409A Compliance.  No Award (or modification thereof) intended to comply with Section 409A of the Code shall provide for deferral of compensation that does not comply with Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  For purposes of this Plan, and solely to the extent necessary or advisable to comply with any applicable requirements of Section 409A of the Code and the regulations thereunder, references to a “termination of employment” shall be deemed to mean a “separation from service” as that term is defined under Treasury Reg. Section 1.409A-1(h).  Notwithstanding any other provisions of this Plan to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code (and only to the extent not otherwise eligible for exclusion from the requirements of Section 409A of the Code), if the Participant becomes entitled to a payment of any benefit or settlement of any Award under this Plan in connection with the Participant’s termination of employment (other than due to death) and the Participant is deemed to be a “Specified Employee” (as defined under Section 409A of the Code) as of the date of such termination of employment, no payment, settlement or other distribution required to be made to the Participant hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) shall be made earlier than the date that is six (6) months and one day following the date of the Participant’s termination of employment with the Company.”

7.           The Plan was amended by the Board of Directors of Clarus Corporation as of September 1, 2010.

Certification

The undersigned, being the Secretary of Clarus Corporation., a Delaware corporation, hereby certifies that the foregoing is a true and complete copy of Amendment No. 1 to the Clarus Corporation 2005 Stock Incentive Plan, as duly adopted by the Board of Directors of the Company on June 21, 2005, and that said Amendment No. 1 to the Clarus Corporation 2005 Stock Incentive Plan is in full force and effect on the date hereof, without further amendment or modification.

/s/ Robert Peay
Dated: September 1, 2010	Robert Peay, Secretary